Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2011, relating to the financial statements and financial highlights, which appears in the December 31, 2010 Annual Report to Shareholders of Burnham Fund, Burnham Financial Services Fund and Burnham Financial Industries Fund (constituting Burnham Investors Trust), which is also incorporated by reference into the Registration Statement to be filed with the Securities and Exchange Commission on April 30, 2012.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 30, 2012